EXHIBIT 10.4

Waterfront Place 1 Eagle Street Brisbane QLD 4000 GPO Box 9925 QLD 4001 Tel (07) 3228 9333 Fax (07) 3228 9444 www.corrs.com.au

Sydney

Melbourne

Brisbane

Perth

Magellan Petroleum (Eastern) Pty Ltd

Magellan Petroleum Australia Limited

Santos QNT Pty Ltd

Vamgas Pty Ltd

Nockatunga Asset

Sale Agreement –

Magellan Petroleum

(Eastern) Pty Ltd and

Santos QNT Pty Ltd

PC/ MAGE0072-9064132    5315424/1

© Corrs Chambers Westgarth

Contents

1	Interpretation		4

	1.1	Definitions	4
	1.2	Construction	8
	1.3	Headings	9

2	Sale of Assets		9

	2.1	Agreement to sell and purchase	9
	2.2	Title, property and risk	9
	2.3	Purchase Price allocation	9

3	Crude Oil Purchase Agreement		9

	3.1	Notice to terminate	9
	3.2	Entitlement to sell	9
	3.3	Assignment	10
	3.4	Preservation of Seller under Crude Oil Purchase Agreement	10
	3.5	Release by Seller	11

4	Conduct prior to Completion		11

	4.1	Decisions under Related Agreements	11

5	Completion		11

	5.1	Time and place	11
	5.2	Buyer’s obligations	11
	5.3	Seller’s obligations	12
	5.4	Interdependence of obligations	12
	5.5	Assignment and release of Related Agreements	12

6	Regulatory Approvals		12

	6.1	Conditions subsequent	12
	6.2	Obtaining Regulatory Approvals	12
	6.3	Action on non-approval	12

7	Time of Transfer		13

	7.1	Completion Date	13

8	Adjustments for Sale Interests		13

	8.1	Adjustments	13
	8.2	Reconciliation and payment of adjustments	13
	8.3	Payment by the Buyer	14
	8.4	Payment by the Seller	14
	8.5	Drilling Costs Claims	14
	8.6	Dispute on Adjustments	14
	8.7	Income Tax	15

9	Indemnities		15

	9.1	Assumption of Liabilities	15
	9.2	Buyer Indemnity	15

5315424/1

	9.3	Seller Indemnity	15

10	Royalty Interests		15

11	Termination		16

	11.1	Termination by Buyer	16
	11.2	Termination by Seller	16

12	Warranties, representations and indemnities		17

	12.1	Buyer’s warranties	17
	12.2	Seller’s warranties	17
	12.3	Exclusion of other warranties	17
	12.4	Buyer’s acknowledgements	17
	12.5	Warranties subject to other disclosures	17
	12.6	Exclusion of other Warranties	18
	12.7	Limitation of Liability Seller	18
	12.8	Warranty benefit	19
	12.9	Punitive damages and consequential loss	19

13	Guarantee and indemnity		19

	13.1	Guarantee	19
	13.2	Survival	19
	13.3	Continuing Guarantee	20
	13.4	Remedy	20
	13.5	Reinstatement	20

14	GST		20

	14.1	Construction	20
	14.2	Consideration GST exclusive	21
	14.3	Payment of GST	21
	14.4	Timing of GST payment	21
	14.5	Tax invoice	21
	14.6	Adjustment event	21
	14.7	Reimbursements	21

15	Announcements		22

	15.1	Confidentiality	22
	15.2	Permitted disclosures	22
	15.3	Disclosure required by law	22

16	Notices		23

	16.1	General	23
	16.2	Method of service	23
	16.3	Address for service	23
	16.4	Service by post	24
	16.5	Service by facsimile	24
	16.6	Form received	24
	16.7	Service after hours	24

5315424/1	page ii

17	Costs and stamp duty		24

	17.1	Legal costs	24
	17.2	Stamp duty	25
	17.3	Registration fee	25

18	Miscellaneous		25

	18.1	Amendment	25
	18.2	Waiver and exercise of rights	25
	18.3	Rights cumulative	25
	18.4	Approvals and consent	25
	18.5	Further assurance	25
	18.6	Governing law and jurisdiction	25
	18.7	Assignment	26
	18.8	No merger	26
	18.9	Counterparts	26
	18.10	Time of essence	26
	18.11	Computation of time	26
	18.12	Effect of execution	26
	18.13	Entire understanding	26

Schedule 1 - Warranties			27

Schedule 2 – Deed of Assignment, Assumption and Release			28

Schedule 3 – Purchase Price Allocation			37

5315424/1	page iii

Date	December 22, 2009

Parties

Magellan Petroleum (Eastern) Pty Ltd ABN 16 053 726 711 of Level 10, 145 Eagle Street, Brisbane, Queensland (Seller).

Magellan Petroleum Australia Limited ABN 62 009 728 581 of Level 10, 145 Eagle Street, Brisbane, Queensland (Guarantor)

Santos QNT Pty Ltd ABN 33 083 077 196 of Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia (Buyer)

Vamgas Pty Ltd ABN 76 006 245 110 of Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia (Vamgas)

Background

A	The Seller is the holder of the Nockatunga Sale Interest.

B	The Seller has agreed to sell to the Buyer, and the Buyer has agreed to buy from the Seller, the Nockatunga Sale Interest.

C	This document records the terms that the parties have agreed for the sale and purchase of the Nockatunga Sale Interest.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Adjustment Period means the period of 46 days after the Effective Date or such longer period as the parties may agree as reasonably necessary.

ASIC means the Australian Securities and Investments Commission.

ATP means an authority to prospect for petroleum granted under the Queensland Petroleum Legislation.

Business Day means a day which is not a Saturday, Sunday or public or bank holiday, in Brisbane.

Ref: PC        MAGE0072-9064132 5315424/1

© Corrs Chambers Westgarth

Buyer’s Warranties means the warranties and representations of the Buyer in clause 12.1.

Carry Continuation Agreement means the document referred to at paragraph (c) of the definition of “Related Agreements”.

Claim means any claim, demand, legal proceedings, liability or cause of action whatsoever including any claim, demand, legal proceedings or cause of action based in contract (including breach of warranty), based in tort (including misrepresentation or negligence) and under common law or under statute including Part V or VI of the Trade Practices Act 1974 or like provisions in any State or Territory Legislation, and includes a claim, demand, legal proceedings, liability or cause of action arising from a breach of warranty or under an indemnity in this document.

Coal Seam Gas JOA means the Coal Seam Gas Joint Operating Agreement for ATP 267P (part) and Petroleum Leases number 33 and 51 dated 9 July 2002 between the Seller, the Buyer and Vamgas.

Completion means the process to occur on the Completion Date in accordance with clause 5.

Completion Date means 22 December 2009.

Completion Time means the time on the Completion Date when Completion occurs.

Corporations Act means the Corporations Act 2001 (Cth).

Crude Oil Purchase Agreement means the crude oil purchase agreement dated 1 September 2009 between the Seller and IOR.

Data Room means the electronic document repository containing documents relating to the Nockatunga Sale Interest, amongst other assets, kept and operated for the Seller by Intralinks Inc.

Deed of Assignment, Assumption and Release means the deed in the form or substantially the form set out in schedule 2.

Disclosure Material means:

(a)	all information contained in this document; and

(b)	all information disclosed by the Seller to the Buyer in writing prior to the Execution Date.

Drilling Costs Claims means all and any claims for or liabilities to contributions, including under AFEs, (and whether actual, contingent , intended or prospective) in respect of the settlement sum, drilling rig costs, associated drilling rig demobilisation costs, and unrecovered mobilisation and termination costs with respect to the Santos ATP 267P –WDI settlement claim, under either or both Nockatunga JOAs made or intended to be made against the Seller on or before the Execution Date and which remained unpaid as at the Execution Date, being in the amount of approximately $229,200.

Effective Date means 1 January 2010.

Encumbrance means any mortgage, charge, lien, pledge, security interest, adverse interest or other encumbrance.

Execution Date means the date of this document.

Existing JOA Approvals means all resolutions, decisions , operating committee determinations, cash calls and AFEs under any of the Related Agreements which commit the Seller to or require the Seller to meet expenditure under the relevant Related Agreement and which have been made or approved as at the Execution Date.

Government Agency means:

(a)	any Commonwealth, State or Local government; and

(b)	any government authority or semi-government authority (including a judicial body) that has legal power to require another person to act or not act in a particular way or to authorise a particular act.

GST means GST within the meaning of the GST Act and includes penalties and interest.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (as amended).

GST Law has the same meaning given to that expression in the GST Act.

IOR means IOR Energy Pty Ltd ABN 60 010 504 444.

Liability Cap means $1.725 million.

Loss means, in relation to any person, a damage, loss, cost, expense or liability incurred by the person, however arising (including contractual, tortious, legal, equitable or pursuant to statute).

Nockatunga JOAs means the agreements referred to at paragraphs (a) and (b) of the definition of “ Related Agreements”.

Nockatunga Sale Interest means :

(a)	the Seller’s 40.936% legal and beneficial interest in each of the Petroleum Tenements; and

(b)	all the Seller’s right, title and interest under each of the Related Agreements.

Party means a party to this document.

Petroleum has the meaning under the Queensland Petroleum Legislation.

Petroleum Tenements means each of ATP 267P, PL 33, PL 50, PL 51, PL 244 and PL 245.

PL means a petroleum lease granted under the Queensland Petroleum Legislation.

PL Area JOA means the Petroleum Lease 33 and ATP 267P (part) PL Area – Joint Operating Agreement dated 29 September 1988 between the Seller, the Buyer and Vamgas.

Prior Related Agreements Obligations means all the obligations and liabilities of the Seller under each Related Agreement which accrued prior to the Effective Date other than the Drilling Costs Claims.

Purchase Price means $6.3 million.

Queensland Petroleum Legislation means the Petroleum and Gas (Production and Safety) Act 2004 and the Petroleum Act 1923 of Queensland.

Reconciliation has the meaning under clause 8.6.

Regulatory Approvals means the consents, approvals and registration of the Government of Queensland and any government department, government agency or representative thereof required under the Queensland Petroleum Legislation in order to effect the transfer of the Seller’s interests in the Petroleum Tenements to the Buyer, including, but not limited to:

(a)	registration of the transfer of the Nockatunga Sale Interest to the Buyer with Queensland Mines and Energy; and

(b)	registration of the transfer of any environmental authority associated with the Nockatunga Sale Interest with the Queensland Department of Environment and Resource Management.

Related Agreements means each of:

(a)	the Coal Seam Gas JOA;

(b)	the PL Area JOA; and

(c)	the Chimelle- Minora Carry Continuation Agreement- PL Area dated 27 October 1988 as varied by several deeds of assignment and which is now between Vamgas and the Seller.

Related Agreements Obligations means all the obligations and liabilities of the Seller under each Related Agreement which arise on and from the Effective Date.

Related Agreements Participant means each counterparty to a Related Agreement other than the Seller and the Buyer.

Related Body Corporate has the same meaning given to that term in section 50 of the Corporations Act.

Royalty Interests means:

(a)	2% overriding royalty on all oil, gas and associated hydrocarbons produced from the Petroleum Tenements to International Oil Lease Service Corp pursuant to a royalty agreement a copy of which is set out in annexure B of the Nockatunga JOAs; and

(b)	the royalty on oil, gas and condensate from the Petroleum Tenements in favour of Banner Petroleum Corporation pursuant to the terms of a royalty agreement, a copy of which forms annexure C of the Nockatunga JOAs.

Security Interest means an interest created or otherwise arising in or over property under a bill of sale, mortgage, charge, lien, pledge, finance lease or trust by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above, but does not include a retention of title provision under a goods or services supply contract.

Transfer Documents means all transfer forms and other documents required under the Queensland Petroleum Legislation in order to effect the transfer of the Seller’s registered interests in the Petroleum Tenements to the Buyer.

Warranties means the warranties and representations of the Sellers set out in schedule 1.

Warranty Claim means a Claim for breach of a Warranty.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Brisbane;

(vii)	“$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	this document includes all schedules and annexures to it; and

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Sale of Assets

2.1	Agreement to sell and purchase

The Seller agrees to sell the Nockatunga Sale Interest to the Buyer, and the Buyer agrees to buy that interest from the Seller, free from any Encumbrance or third party interests (other than those arising under the Related Agreements and the Royalty Interests), for the Purchase Price, and otherwise on the terms and conditions of this document.

2.2	Title, property and risk

The title to, property in and risk of the Nockatunga Sale Interest:

(a)	until the Effective Date, remains solely with the Seller; and

(b)	passes to the Buyer on and from the Effective Date.

2.3	Purchase Price allocation

The Purchase Price is allocated to the Nockatunga Sale Interest in accordance with schedule 3.

3	Crude Oil Purchase Agreement

3.1	Notice to terminate

Within two Business Days of the date of this Agreement the Seller must give to IOR 6 months’ written notice terminating the Crude Oil Purchase Agreement in accordance with clause 15.1 of that agreement (Termination Notice).

3.2	Entitlement to sell

The Seller shall be entitled to sell to its own account under the Crude Oil Purchase Agreement its share of all crude oil produced from the Production Area prior to the Effective Date including any crude oil held in stock or inventory immediately prior to the Effective Date.

3.3	Assignment

(a)	Within two Business Days of the Execution Date, the Seller will notify IOR of its intention to assign its rights and obligations under the Crude Oil Purchase Agreement to the Buyer. The Seller and Buyer shall negotiate in good faith with IOR for the Buyer to take an assignment of the Seller’s rights and obligations under the Crude Oil Purchase Agreement with effect on and from the Effective Date for the balance of the period of the Termination Notice still to run from the Effective Date (Balance Termination Period).

(b)	The terms and conditions of such assignment must be acceptable to both the Seller and the Buyer acting reasonably but the Buyer must account to the Seller for the proceeds of sale of the share of production relating to the Nockatunga Sale Interest, produced prior to the Effective Date, whether or not actually sold until after that date.

(c)	If such assignment is effected then the Buyer shall indemnify the Seller against all liability arising under the Crude Oil Purchase Agreement on and from the Effective Date for the Balance Termination Period.

(d)	If an assignment under clause 3.3(a) is effected then the Seller shall indemnify the Buyer against all liability under the Crude Oil Purchase Agreement relating to the period up to the Effective Date.

3.4	Preservation of Seller under Crude Oil Purchase Agreement

If an assignment of the Crude Oil Purchase Agreement is not effected in accordance with clause 3.3, then on and from the Effective Date for the Balance Termination Period:

(a)	the Buyer shall cause that proportion of crude oil production from the Production Area (as defined under the Crude Oil Purchase Agreement) which occurs on and from the Effective Date and which would have been to the Seller’s account if not for the sale effected under this Agreement, to be provided to IOR on behalf of the Seller; .

(b)	all moneys received by the Seller under the Crude Oil Purchase Agreement for the sale of the crude oil referred to in subclause (a) shall be accounted to the Buyer, but all moneys received by the Seller under the Crude Oil Purchase Agreement for the sale of crude oil which had been produced from the Production Area prior to the Effective Date (even if held in stock or inventory at that date) shall be to the Seller’s account;

(c)	the Seller shall be acting as agent for the Buyer with respect to the sale of crude oil under the Crude Oil Purchase Agreement; and

(d)	on seven Business Days notice to the Buyer, the Seller may agree with IOR to the earlier termination of the Crude Oil Purchase Agreement prior to the expiration of the Balance Termination Period.

3.5	Release by Seller

Subject to the Buyer satisfying its obligations under clause 3.4, the Seller agrees to release the Buyer in respect of any loss, claim, liability and expense suffered or incurred by the Seller relating to its obligations under the Crude Oil Purchase Agreement during the Balance Termination Period.

4	Conduct prior to Completion

4.1	Decisions under Related Agreements

(a)	On and from the Execution Date until the Effective Date, the Seller will carry on business in respect of the Nockatunga Sale Interest in the ordinary and normal course and do everything reasonably possible to preserve the value of the Nockatunga Sale Interest. In particular, the Seller must not do any of the following without the prior written consent of the Buyer:

(i)	make or participate in any material decision under any Related Agreement. For the purposes of this clause a decision will be of a material nature if it would involve the incurrence by the Seller of a liability in excess of $50,000;

(ii)	permit the creation of any Encumbrance over the Nockatunga Sale Interest; or

(iii)	cancel any debts or waive any Claims or rights of substantial value in relation to the Nockatunga Sale Interest, except as permitted by this agreement.

(b)	Nothing in this clause 4 will prevent the Seller from incurring expenditure or undertaking actions in accordance with Existing JOA Approvals. However the Seller will be entitled to vote against, refuse or otherwise deny any proposal or decision under any of the Related Agreements which would involve the incurrence by the Seller of expenditure, outside the Existing JOA Approvals, on or before the Effective Date.

5	Completion

5.1	Time and place

Completion will occur between the hours of 9.00 am and 4.00 pm on the Completion Date at the offices of Corrs Chambers Westgarth, Level 35, Waterfront Place, 1 Eagle Street, Brisbane, Queensland or any other time or place agreed to in writing by the Buyer and the Sellers.

5.2	Buyer’s obligations

At Completion the Buyer must:

(a)	pay the Purchase Price by the transmission of cleared funds to the bank account nominated by the Seller, such nomination to be made in writing not less than 48 hours prior to the Completion Date;

and

(b)	execute all Transfer Documents which it has not already signed; and

(c)	deliver to the Seller, duly executed by the Buyer and Vamgas, the Deed of Release, Assignment and Assumption.

5.3	Seller’s obligations

At Completion the Seller must deliver to the Buyer the Transfer Documents, duly executed by the Seller.

5.4	Interdependence of obligations

The obligations of the parties in respect of Completion are to be interdependent. All actions at Completion are taken to take place simultaneously and no delivery or payment will be taken to have been made until all deliveries and payments have been made.

5.5	Assignment and release of Related Agreements

On the Completion Date, each of the Buyer, the Seller and Vamgas shall execute and be bound by the Deed of Assignment, Assumption and Release with the intent that on and from the Completion Date the Seller will assign its rights under the Related Agreements and the Buyer will assume the Related Agreements Obligations and the Seller’s obligations in respect of the Royalty Interests.

6	Regulatory Approvals

6.1	Conditions subsequent

The transfer of the Nockatunga Sale Interest from the Seller to the Buyer is subject to and conditional upon the obtaining of the Regulatory Approvals within 18 months of the Completion Date.

6.2	Obtaining Regulatory Approvals

As soon as practicable after Completion, the Seller shall apply for the Regulatory Approvals and each party shall do all things within its power (including executing documents) necessary to obtain the Regulatory Approvals.

6.3	Action on non-approval

If:

(a)	any of the Regulatory Approvals are not obtained within the timeframe referred to in clause 6.1 or such later date as the parties may reasonably agree (Non-Approved Dealing); and

(b)	the Seller and the Buyer fail after genuine negotiations to preserve to the Buyer’s reasonable satisfaction (confirmed in writing) its beneficial interest in that part of the Nockatunga Sale Interest relating to the Non-Approved Dealing within a period of 20 Business Days after the date referred to in clause 6.1, then the parties agree that:

(c)	this agreement automatically terminates, whereupon all monies paid by a party under this agreement must be refunded to that party by the party that received the monies and the parties will do all things necessary to place the parties in the same position as they would have been had this agreement not been entered into and Completion had not occurred, including re-assigning the Nockatunga Sale Interest to the Sellers.

7	Time of Transfer

7.1	Completion Date

(a)	The parties acknowledge and agree that subject to Completion occurring the transfer of the Nockatunga Sale Interest shall be deemed to take effect from the Effective Date, subject to the operation of clause 8.

(b)	The parties agree to waive the requirements of clause 17.4 of the PL Area JOA and clause 17.6 of the Coal Seam Gas JOA.

8	Adjustments for Sale Interests

8.1	Adjustments

The Parties agree to further payments which shall not affect the Purchase Price, following Completion at the end of the Adjustment Period on the following basis:

(a)	the Seller is entitled to all revenue and proceeds of production from the Nockatunga Sale Interest, as determined in accordance with the Related Agreements, in respect of the period prior to the Effective Date which includes such production which is held in stock or inventory immediately prior to the Effective Date;

(b)	the Buyer is entitled to all revenue and proceeds of production from the Nockatunga Sale Interest, as determined in accordance with the Related Agreements, which is produced on and from the Effective Date;

(c)	the Seller will remain responsible for cash calls in relation to the Nockatunga Sale Interest issued to the Seller prior to the Execution Date in respect of expenditure incurred and works performed prior to the Effective Date, and which remain unpaid at Completion; and

(d)	subject to clause 8.5, the Seller will remain responsible for all other liabilities and expenses in respect of the Nockatunga Sale Interest relating to the period prior to the Effective Date.

8.2	Reconciliation and payment of adjustments

The Buyer and the Seller must undertake a reconciliation of adjustments in accordance with clauses 8.1, 8.3 and 8.4, during the Adjustment Period and:

(a)	in the event the additions in favour of the Seller pursuant to clause 8.3 exceed the deductions in favour of the Buyer pursuant to clause 8.4, then the Buyer must pay the amount owing to the Seller not later than the end of the Adjustment Period;

(b)	in the event the deductions in favour of the Buyer exceed the additions in favour of the Seller, then the Seller must pay the amount owing to the Buyer not later than the end of the Adjustment Period.

To enable reconciliation by each Party of the adjustments due and owing, the Seller and the Buyer must, not later than seven days prior to expiry of the Adjustment Period, provide written notice to the other party of the amount of all adjustments claimed and payable, together with detailed particulars and supporting calculations to enable the amounts to be verified.

8.3	Payment by the Buyer

Further to clause 8.1, the Seller shall be entitled to receive, and the Buyer shall be obliged to pay to the Seller an amount in respect of:

(a)	any cash call, liability, payment or expense paid by the Seller in relation to the Nockatunga Sale Interest relating to the period on and from the Effective Date; and

(b)	any revenue or proceeds of production received by or payable to the Buyer in respect of the Nockatunga Sale Interest in relation to production prior to the Effective Date, including from the sale of that production which was unsold but in stock or inventory immediately prior to the Effective Date.

8.4	Payment by the Seller

Further to clause 8.1, and subject to clause 8.5 the Buyer shall be entitled to receive, and the Seller shall be obliged to pay to the Buyer an amount in respect of:

(a)	any cash call in respect of the Nockatunga Sale Interest issued prior to the Execution Date relating to work done or liability incurred or relating to the period prior to the Effective Date and remaining unpaid as at the Effective Date; and

(b)	any payment in respect of the Royalty Interests relating to the period prior to the Effective Date and remaining unpaid as at the Effective Date.

8.5	Drilling Costs Claims

On and from Completion each of Vamgas and the Buyer release and indemnify the Seller from all and any lability for the Drilling Costs Claims.

8.6	Dispute on Adjustments

(a)	Any dispute between the parties concerning the adjustments of income and expenditure on the Nockatunga Sale Interest shall be resolved by first referring the matter to senior managers with capacity to bind each of the Seller and the Buyer or their nominees.

(b)	If those persons cannot resolve the dispute within 10 Business Days then the matter shall be referred for determination to a Brisbane based partner of a major accounting firm in Australia appointed by the parties, of if they cannot agree, as appointed by the President for the time being of the Institute of Chartered Accountants Queensland.

(c)	That appointee shall act as an expert.

(d)	The parties may make written submissions to the expert and must provide the other party with a copy of those submissions.

(e)	The decision of the expert will be final and binding on the parties in the absence of manifest error.

(f)	The costs of the expert will be borne equally by the Seller and the Buyer.

8.7	Income Tax

The Seller acknowledges that the Buyer will include all income and expenditure in relation to the Nockatunga Sale Interest on and after the Effective Date in its income tax return subject to the revenue and income referred to in clauses 8.1(a) and 8.3(b) being included in the income of the Seller.

9	Indemnities

9.1	Assumption of Liabilities

On and from the Effective Date the Buyer shall assume and comply with all the Related Agreements Obligations.

9.2	Buyer Indemnity

The Buyer shall indemnify and keep the Seller indemnified against all Claims relating to the Related Agreements Obligations provided that this indemnity does not extend to Related Agreements Obligations which relate to the period before the Effective Date, which obligations will remain the liability of the Seller, but this indemnity does apply to the Drilling Costs Claims.

9.3	Seller Indemnity

The Seller shall indemnify and keep the Buyer indemnified against all Claims relating to the Prior Related Agreements Obligations under the Related Agreements.

10	Royalty Interests

(a)	On and from Completion the Buyer assumes and must pay, discharge, indemnify and hold the Seller harmless against, the Seller’s obligations accruing on and from the Effective Date in respect of each of the Royalty Interests. The Buyer must execute any documentation required by the Seller to assume and become bound by the Royalty Interests to the extent of the Nockatunga Sale Interest, with effect from the Effective Date.

(b)	The Seller shall indemnify and keep the Buyer indemnified against all Claims for unpaid or unsatisfied liability in respect of the Royalty Interests incurred by the Seller up to the Effective Date.

11	Termination

11.1	Termination by Buyer

If:

(a)	the Seller fails to effect Completion on or before the Completion Date, other than solely due to the Buyer’s default;

(b)	the Seller fails to comply with any term of this document that is capable of remedy and following notice from the Buyer fails to remedy the non-compliance within seven days of such notice;

(c)	the Seller fails to comply with any material term of this document that is incapable of remedy;

(d)	the Seller is insolvent;

(e)	an order is made for the winding up of the Seller; or

(f)	a Warranty is breached or is otherwise false or inaccurate in a way which could or does result in a material Loss to the Buyer;

the Buyer may, on or before Completion, and without prejudice to any other remedy available to it, terminate this document by notice to the Seller.

11.2	Termination by Seller

If:

(a)	the Buyer fails to effect Completion on the Completion Date, other than solely due to the Seller’s default;

(b)	the Buyer fails to comply with any term of this document that is capable of remedy and following notice from the Seller fails to remedy the non-compliance within seven days of such notice;

(c)	the Buyer fails to comply with any material term of this document that is incapable of remedy;

(d)	the Buyer is insolvent; or

(e)	an order is made for the winding-up of the Buyer or administration in insolvency of the property of the Buyer;

the Seller may on or before Completion, and without prejudice to any other remedy available to it, terminate this document by notice to the Buyer.

12	Warranties, representations and indemnities

12.1	Buyer’s warranties

The Buyer warrants that it has full corporate power and authority to enter into this agreement and that all necessary corporate action has been taken to enable it to enter into and perform this agreement.

12.2	Seller’s warranties

The Seller warrants upon the date of this document and as at the Completion Date as to the matters set out in schedule 1.

12.3	Exclusion of other warranties

The Buyer acknowledges that other than as set out in schedule 1 the Seller makes no warranties or representations (express or implied) in respect of the Nockatunga Sale Interest. Without limiting the foregoing the Buyer expressly acknowledges that no warranty is given by the Seller in relation to:

(a)	any geological, geophysical, engineering, economic, fiscal or other interpretations or evaluations by the Seller or any other party in connection with the Nockatunga Sale Interest;

(b)	future matters, including future or forecast costs, revenues or profit;

(c)	reserves, resources or life of field; or

(d)	markets.

12.4	Buyer’s acknowledgements

The Buyer acknowledges that it purchases the Nockatunga Sale Interest subject to and with the full understanding of the rights, liabilities and obligations that may arise under the Related Agreements on the basis that it and its Related Bodies Corporate hold the balance of interests in the Petroleum Tenements and under the Related Agreements.

12.5	Warranties subject to other disclosures

The Buyer acknowledges and agrees that the Seller has disclosed or is deemed to have disclosed against the Warranties and the Buyer is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(a)	are provided for or described in this document and the Disclosure Material;

(b)	are disclosed in, or otherwise evident from the information contained in all documents and information made available by or on behalf of the Seller to the Buyer or its representative advisers which were contained within the Data Room;

(c)

would have been disclosed to the Buyer had it conducted searches of records available for public inspection maintained by the Australian Securities and Investments Commission, Queensland Mines and Energy,

the High Court of Australia, the Federal Court of Australia, the Supreme Court of Queensland and the National Native Title Tribunal; or

(d)	were, or would reasonably have been known to the Buyer as of the date of this document having regard to its knowledge and its opportunity to make enquiries of the Seller and having regard to its existing interests under the Related Agreements and in the Petroleum Tenements.

The Warranties are given subject to the disclosures or the deemed disclosures as described in this clause. The Seller will have no liability under the Warranties to the extent that disclosure is made or deemed to have been made against the Warranties under this clause.

12.6	Exclusion of other Warranties

Subject to any law to the contrary and except as provided in the Warranties, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise are excluded and the Seller disclaims all liability in relation to these to the maximum extent permitted by law.

12.7	Limitation of Liability Seller

(a)	The Seller is not liable under a Claim for breach of Warranty unless the amount finally agreed or adjudicated to be payable in respect of a Claim:

(i)	exceeds $50,000; and

(ii)	either alone or together with the amount finally agreed or adjudicated as payable in respect of all other Claims for breach of Warranty against the Seller exceeds $100,000.

(b)	The maximum liability of the Seller for:

(i)	breach of the Warranty as to title to the Nockatunga Sale Interest is the Purchase Price; and

(ii)	all breaches of other Warranties and for all other breaches of this agreement by the Seller is limited to the Liability Cap.

(c)	Further the Seller is not liable under any Claim relating to a breach of Warranty or other failure to comply with this document unless notice of the Claim (including reasonable details of the circumstances giving rise to the Claim) is given to the Seller within 12 months after the Completion Date.

(d)	Where the Buyer discovers a breach of Warranty prior to Completion then its only remedy shall be to terminate this document in accordance with clause 11.1(f) (whether or not the breach could or does result in a material loss to the Buyer). The Buyer shall have no right to claim damages from the Seller.

(e)	The Seller is not liable for any Warranty Claim to the extent that:

(i)	the Warranty Claim is solely as a result of or in consequence of any voluntary act, voluntary or negligent omission, transaction or arrangement of or on behalf of the Buyer after Completion (unless the act, omission, transaction or arrangement occurs pursuant to an express right under this document); or

(ii)	the Warranty Claim is as a result of or in respect of any legislation not in force at the Execution Date, including legislation which takes effect retrospectively; or

(iii)	the Warranty Claim is increased as a result of action taken or not taken as the case may be, by the Seller after consultation with and with the prior written approval of the Buyer.

12.8	Warranty benefit

The Warranties are given for the benefit of the Buyer and may not be relied on by any other person.

12.9	Punitive damages and consequential loss

The Buyer will not be entitled to make a Warranty Claim for any exemplary or punitive loss, or any indirect or consequential loss. In this clause, “indirect or consequential loss” means special damages under the principle known as the second limb of Hadley v Baxendale. For the avoidance of doubt, this clause does not prevent the Buyer from recovering general damages under the principle known as the first limb of Hadley v Baxendale.

13	Guarantee and indemnity

13.1	Guarantee

In consideration of the Buyer entering into this document at the request of the Guarantor (the receipt and good value of which is acknowledged by the Guarantor):

(a)	the Guarantor guarantees to the Buyer the due and punctual payment, performance and observance by the Seller of all of its liabilities and obligations to the Buyer under or in connection with this agreement, whether monetary or non-monetary, present or future, actual or contingent (the Guaranteed Obligations); and

(b)	the Guarantor indemnifies the Buyer against all liability, loss, damage, cost and expense which the Buyer may sustain or incur and all actions, proceedings, claims or demands made against the Buyer as a result of any default by the Seller in the payment, performance and observance of the Guaranteed Obligations;

PROVIDED that the maximum liability of the Guarantor under this clause 13 shall not exceed the maximum liability of the Seller under this agreement.

13.2	Survival

The liability of the Guarantor under this clause 13 will not be released or discharged (in whole or in part) by:

(a)	any time, concession, waiver or other indulgence being given by the Buyer to the Seller (or any surety) for or in relation to the observance or performance of the Sellers’ obligations under this document;

(b)	the liquidation, administration, bankruptcy or insolvency of the Guarantor or the Seller; or

(c)	by anything done or omitted to be done by the Seller or by anything else which, but for this clause 13, might operate to release wholly or partially or discharge or otherwise exonerate the Guarantor from its liability under this guarantee and indemnity.

13.3	Continuing Guarantee

The guarantee and indemnity given under this clause 13:

(a)	is a continuing guarantee and indemnity and will remain in force until the whole of the obligations of the Seller have been duly performed and satisfied in full;

(b)	is irrevocable; and

(c)	constitutes a separate and independent obligation of the Guarantor.

13.4	Remedy

The Buyer may enforce the guarantee and indemnity given under this clause 13 without first making any demand or taking any action or proceedings to enforce its rights or remedies against the Seller.

13.5	Reinstatement

The obligations of the Guarantor under this clause 13 will continue to be effective or will be reinstated if at any time any amount payable or paid by the Seller to the Buyer under this document is avoided or any payment by the Seller to the Buyer must be replaced or restored, either in whole or in part, by the Buyer for any reason whatsoever and the liability of the Guarantor will extend to those payments as if those payments had not been made.

14	GST

14.1	Construction

In this clause 14:

(a)	words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law;

(b)	GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999; and

(c)	references to GST payable and input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST group of which the entity is a member.

14.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

14.3	Payment of GST

(a)	Notwithstanding clause14.3(b), if GST is payable on any supply made by a Party (or any entity through which that Party acts) (Supplier) under or in connection with this document, the recipient will pay to the Supplier an amount equal to consideration in respect of the taxable supply (exclusive of GST) multiplied by the rate of goods and services tax.

(b)	The parties agree that the sale of the Nockatunga Sale Interest by the Seller to the Buyer constitutes the supply of a going concern pursuant to section 38-325 of A New Tax System (Goods and Services Tax) Act 1999. The Buyer warrants that it is registered for GST purposes under the GST Law and shall remain registered until Completion.

14.4	Timing of GST payment

The recipient will pay the amount referred to in clause 14.3 in addition to and at the same time that the consideration for the supply is to be provided under this document.

14.5	Tax invoice

The Supplier must deliver a tax invoice or an adjustment note to the recipient before the Supplier is entitled to payment of an amount under clause 14.3. The recipient can withhold payment of the amount until the Supplier provides a tax invoice or an adjustment note, as appropriate.

14.6	Adjustment event

If an adjustment event arises in respect of a taxable supply made by a Supplier under this document, the amount payable by the recipient under clause 14.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the Supplier or by the Supplier to the recipient as the case requires.

14.7	Reimbursements

Where a Party is required under this document to pay, reimburse or indemnify the other Party for any loss, expense or outgoing, the amount to be paid, reimbursed or indemnified by the first Party will be the sum of:

(a)	the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other Party is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.

15	Announcements

15.1	Confidentiality

Subject to clause 15.2, the Parties must maintain absolute confidentiality concerning the existence and terms of this document and no public announcement or communication relating to the negotiations of the Parties or the existence, subject matter or terms of this document may be made or authorised by or on behalf of a Party without the prior written approval of the other party.

15.2	Permitted disclosures

A Party may make any disclosure otherwise prohibited pursuant to clause 15.1:

(a)	to the extent necessary to any professional adviser, financial adviser, banker, insurance broker, insurer, financier or auditor where that person is obliged to keep the information confidential;

(b)	subject to clause 15.3, to the extent necessary to comply with any applicable law, the terms of any licence or authority, or any requirement of any regulatory body (including ASIC or a stock exchange);

(c)	to the Securities Exchange Commission of the United States and any other United States regulatory authorities to the extent necessary to comply with any US laws or regulations applying to the Seller or its holding companies or ultimate parent company;

(d)	to any of its officers or employees, or the officers or employees of a Related Body Corporate, to whom it is necessary to disclose the information;

(e)	to the extent necessary to obtain the consent of any third party to any term of, or to any act pursuant to, this document including disclosure to Related Agreements Participants;

(f)	to the extent necessary to enforce its rights or to defend any Claim or action under this document;

(g)	to a Related Body Corporate of the party, provided that Related Body Corporate first undertakes to keep the information confidential;

(h)	in the case of the Buyer to any potential bona fide assignee of its interests or rights provided the assignee undertakes to keep the information to be disclosed confidential; or

(i)	where the information the subject of the disclosure has come into the public domain other than through a breach of this document by the party seeking to make the disclosure.

15.3	Disclosure required by law

In relation to any disclosure that a Party is required to make in order to comply with any applicable law, the terms of any licence or authority, or any requirement of any regulatory body (including ASIC or a stock exchange), the party making the disclosure must:

(a)	disclose no more than is strictly required; and

(b)	in advance of making the disclosure, advise the other Party of the text of the proposed disclosure and provide the other Party with a reasonable opportunity of making comment upon its form and content before making the disclosure.

This clause does not apply to disclosures permitted under clause 15.2(c).

16	Notices

16.1	General

Any notice, demand, certification, consent or other communication in this document (Notice):

(a)	must be given in writing and in the English language; and

(b)	may be given by an authorised representative of the sender.

16.2	Method of service

In addition to any means authorised by law any communication may be given by:

(a)	being personally served on a Party;

(b)	being left at the Party’s current address for service;

(c)	being sent to the Party’s current postal address for service by pre-paid ordinary mail; or

(d)	by facsimile to the Party’s current numbers for service.

16.3	Address for service

(a)	The addresses and numbers for service are initially:

Sellers and Company:

Address:	Level 10, 145 Eagle Street, Brisbane, Queensland

Postal address	GPO Box 2766 Brisbane Queensland 4001.

Facsimile:	07- 3832 6411

Attention:	Operations and Joint Venture Manager

Buyer and Vamgas

Address:	Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia 5000

Postal address	GPO Box 2455, Adelaide, South Australia 5001.

Facsimile:	08 8116 7578

Attention:	Manager – Business Development – Eastern Australia.

(b)	A Party may from time to time change its address or numbers for service by notice to the other Party.

16.4	Service by post

A communication given by post will be deemed received on the:

(a)	third Business Day after posting to a party’s postal address if posted in the country in which it is delivered; or

(b)	tenth Business Day after posting to a party’s postal address if not posted in the country in which it is to be delivered.

16.5	Service by facsimile

A communication sent by facsimile will be deemed received when the sender’s facsimile machine produces a transmission report stating that the facsimile was sent to the addressee’s facsimile number.

16.6	Form received

A communication sent by facsimile will be deemed given in the form transmitted unless the message is not fully received in a legible form and the addressee immediately notifies the sender of that fact.

16.7	Service after hours

If a communication to a Party is received by it:

(a)	after 5:00 pm; or

(b)	on a day which is not a Business Day,

it will be deemed to have been received on the next Business Day.

17	Costs and stamp duty

17.1	Legal costs

Subject to any express provision in this document to the contrary, each Party will bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this document.

17.2	Stamp duty

The Buyer will, as between the Parties, be liable for and duly pay all stamp duty (including any fine or penalty) on or relating to this document and any document executed under it.

17.3	Registration fee

The Buyer shall bear all registration fees relating to the obtaining of Regulatory Approvals.

18	Miscellaneous

18.1	Amendment

This document may only be varied or replaced by a document duly executed by the Parties.

18.2	Waiver and exercise of rights

(a)	A single or partial exercise or waiver of a right relating to this document will not prevent any other exercise of that right or the exercise of any other right.

(b)	A Party will not be liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

18.3	Rights cumulative

Subject to any express provision in this document to the contrary, the rights of a Party under this document are cumulative and are in addition to any other rights of that party.

18.4	Approvals and consent

Subject to any express provision in this document to the contrary, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

18.5	Further assurance

Each Party will promptly execute all documents and do all things that any other Party from time to time reasonably requires of it to effect, perfect or complete the provisions of this document and any transaction contemplated by it.

18.6	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws in force in Queensland.

(b)	Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

18.7	Assignment

A Party may not dispose of or create an Encumbrance over any right under this document without the prior written consent of the other Party.

18.8	No merger

No provision of this document, including any representation or warranty, merges on or by virtue of Completion.

18.9	Counterparts

This document may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

18.10	Time of essence

Time is of the essence as regards any date or period determined under this document save only for the extent that any date or period may be altered by mutual agreement between the Parties whereupon time is of the essence as regards such date or period as so altered.

18.11	Computation of time

Where time is to be reckoned by reference to a day or event, that day or the day of that event is excluded.

18.12	Effect of execution

(a)	This document is not binding on any Party unless it or a counterpart has been duly executed by, or on behalf of, each person named as a Party to the document.

(b)	Each person who executes this document on behalf of a party warrants that he or she holds all due and necessary authority to bind that party, and that he or she has no notice of the revocation of that authority or of any fact or circumstance that might affect his or her authority to execute this document on behalf of the relevant party.

18.13	Entire understanding

(a)	This document embodies the entire understanding and agreement between the Parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments in relation to, or in any way affecting, the subject matter of this document are merged in and superseded by this document and will be of no force or effect whatever and no Party will be liable to any other Party in respect of those matters.

(c)	No oral explanation or information provided by any party to another will:

(i) affect the meaning or interpretation of this document; or

(ii) constitute any collateral agreement, warranty or understanding between any of the parties.

Schedule 1

Warranties of Seller

1	The Seller is the legal and beneficial owner of the Nockatunga Sale Interest free of Encumbrances and other adverse third party interests other than the Royalty Interests and other than those Encumbrances, interests and rights arising under the Related Agreements.

2	The Seller is not in default under any of the Related Agreements and is not aware of any circumstances that may give rise to a default under any of the Related Agreements.

3	The Seller is not party to any investigation, prosecution or litigation in connection with the Nockatunga Sale Interest and has no knowledge of any disputes, Claims or demands between the Seller and any other person that are likely to give rise to litigation affecting the Nockatunga Sale Interest other than the Drilling Costs Claims.

4	The Seller has full right and power to transfer to the Buyer clear title to the Nockatunga Sale Interest;

5	The Seller is not in breach under the Crude Oil Purchase Agreement and is not aware of any circumstances that may give rise to a breach under the Crude Oil Purchase Agreement.

Schedule 2

Deed of Assignment, Assumption and Release

Magellan Petroleum (Eastern) Pty Ltd

Santos QNT Pty Ltd

Vamgas Pty Ltd

Deed of Assignment, Assumption and Release—Nockatunga Agreements

Contents

1	Interpretation	1
2	Assignment and Assumption	4
3	Release	4
4	Royalty Interests	4
5	Miscellaneous	5

5315424/1	page 29

Date             December 22, 2009

Parties

Magellan Petroleum (Eastern) Pty Ltd ABN 16 053 726 711 of Level 10, 145 Eagle Street, Brisbane, Queensland (MPE)

Santos QNT Pty Ltd ABN 33 083 077 196 of Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia (SQNT)

Vamgas Pty Ltd ABN 76 006 245 110 of Ground Floor, Santos Centre, 60 Flinders Street, Adelaide, South Australia (Vamgas)

Background

A	The parties are parties to several agreements concerning the exploration for and production of petroleum (including coal seam gas) with respect to the Nockatunga Tenements.

B	MPE has agreed to sell, assign and transfer to SQNT all of the right title and interest of MPE in the Nockatunga Tenements and under the Nockatunga Agreements.

C	SQNT has agreed to assume all obligations and liabilities of MPE under the Nockatunga Agreements and in respect of the Royalty Interests.

D	As a result of completion of the acquisition referred to in paragraph B SQNT and Vamgas has agreed to release MPE from any further liability or obligation under the Nockatunga Agreements, in accordance with the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Assignment means the transfer by MPE to SQNT of all MPE’s right, title and interest in the Nockatunga Tenements and under the Nockatunga Agreements.

ATP means an authority to prospect under either the Petroleum Act 1923 or the Petroleum and Gas (Production and Safety) Act 2004 of Queensland.

Carry Agreement means the Chimelle – Minora Carry Continuation Agreement—PL Area dated 27 October 1988 as varied by several deeds of assignment and which is now between Vamgas and MPE.

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Claim means any claim, demand, legal proceedings, liability or cause of action whatsoever including any claim, demand, legal proceedings or cause of action based in contract (including breach of warranty), based in tort (including misrepresentation or negligence) and under common law or under statute including Part V or VI of the Trade Practices Act 1974 or like provisions in any State or Territory Legislation, and includes the Drilling Costs Claims.

Completion Date has the same meaning under the Sale and Purchase Agreement.

Drilling Costs Claims has the meaning given under the Sale and Purchase Agreement.

Effective Date means 1st January 2010.

Nockatunga Agreements means each of the Nockatunga JOAs and the Carry Agreement.

Nockatunga JOAs means each of:

(a)	Coal Seam Gas Joint Operating Agreement for ATP 267P (part) and Petroleum Leases number 33 and 51 dated 9 July 2002 between MPE, SQNT and Vamgas; and

(b)	Petroleum Lease 33 and ATP 267P (part) PL Area – Joint Operating Agreement dated 29 September 1988 between SQNT, MPE and Vamgas Pty Ltd; and

Nockatunga Tenements means each of ATP 267P, PL33, PL50, PL51, PL244 and PL245.

PL means a petroleum lease under the Petroleum Act 1923 or Petroleum and Gas (Production and Safety) Act 2004 of Queensland.

Royalty Interests means:

(a)	2 % overriding royalty on all oil, gas and associated hydrocarbons produced from the Company Petroleum Tenements to International Oil Lease Service Corp pursuant to a royalty agreement a copy of which is set out in annexure B of the Nockatunga JOAs; and

(b)	the royalty on oil, gas and condensate from the Company Petroleum Tenements in favour of Banner Petroleum Corporation pursuant to the terms of a royalty agreement, a copy of which forms annexure C of the Nockatunga JOAs.

Sale and Purchase Agreement means the agreement between the parties pursuant to which SQNT agreed to purchase all of MPE’s interests in the Nockatunga Tenements and under the Nockatunga Agreements.

1.2	Construction

Unless expressed to the contrary, in this document:

(d)	words in the singular include the plural and vice versa;

(e)	any gender includes the other genders;

5315424/1	page 31

(f)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(g)	“includes” means includes without limitation;

(h)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(i)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Brisbane;

(vii)	“$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

(x)	this document includes all schedules and annexures to it; and

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(j)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(k)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

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2	Assignment and Assumption

2.1	Assignment

(a)	MPE hereby transfers and assigns to SQNT with effect from the Effective Date all of the right, title and interest of MPE in the Nockatunga Agreements.

(b)	In the event that the Sale and Purchase Agreement terminates or is rescinded for any reason, this deed will cease to have any force or effect whatsoever subject to any rights and liabilities of a party which have accrued prior to the date this deed ceases to have effect.

2.2	Assumption

SQNT agrees that on and from the Effective Date it will observe and perform all of the obligations of MPE and assume all of the liabilities of MPE in respect of the Nockatunga Agreements and the Royalty Interests, and be bound by all of the terms, conditions, restrictions, covenants and obligations of MPE in respect of the Nockatunga Agreements and the Royalty Interests from the Effective Date.

3	Release

3.1	Consent and waiver

Vamgas consents to the Assignment and waives all and any rights of pre-emption and rights of first refusal which it may have in respect of the Assignment.

3.2	Nockatunga JOAs

On and from the Effective Date, SQNT and Vamgas release MPE from all and any Claims arising under or in respect of the Nockatunga JOAs in respect of the period on and from the Effective Date.

3.3	Carry Agreement

Each of Vamgas and MPE releases each other from all and any Claims arising under or in respect of the Carry Agreement.

3.4	Drilling Costs Claims

Without limiting clauses 3.2 and 3.3, Vamgas and SQNT hereby release MPE from the Drilling Costs Claims and each shall indemnify and keep indemnified MPE against the Drilling Costs Claims.

4	Royalty Interests

4.1	Release of MPE

Each of Vamgas and SQNT acknowledge and agree that on and from the Effective Date MPE is released and discharged from all liability in respect of

5315424/1	page 33

the Royalty Interests other than any unpaid or unsatisfied liability incurred by MPE before the Effective Date.

4.2	Indemnity by SQNT

SQNT hereby indemnifies and keeps indemnified MPE against all liability in respect of the Royalty Interests which it may incur at any time on or after the Effective Date other than in respect of any liability which accrued or fell due on MPE’s share of production from the Nockatunga Tenements prior to the Effective Date.

4.3	Indemnity by MPE

MPE hereby indemnifies and keeps indemnified SQNT against all liability in respect of the Royalty Interests which accrue or fall due on MPE’s share of production from the Nockatunga Tenements prior to the Effective Date.

5	Miscellaneous

5.1	Amendment

This document may only be varied or replaced by a document duly executed by the Parties.

5.2	Waiver and exercise of rights

(c)	A single or partial exercise or waiver of a right relating to this document will not prevent any other exercise of that right or the exercise of any other right.

(d)	A Party will not be liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

5.3	Rights cumulative

Subject to any express provision in this document to the contrary, the rights of a Party under this document are cumulative and are in addition to any other rights of that party.

5.4	Approvals and consent

Subject to any express provision in this document to the contrary, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

5.5	Further assurance

Each Party will promptly execute all documents and do all things that any other Party from time to time reasonably requires of it to effect, perfect or complete the provisions of this document and any transaction contemplated by it.

5.6	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws in force in Queensland.

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(b)	Each Party irrevocably and unconditionally submits to the non exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

5.7	Counterparts

This document may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

5.8	Effect of execution

This document is not binding on any Party unless it or a counterpart has been duly executed by, or on behalf of, each person named as a Party to the document.

5.9	Entire understanding

(a)	This document embodies the entire understanding and agreement between the Parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments in relation to, or in any way affecting, the subject matter of this document are merged in and superseded by this document and will be of no force or effect whatever and no Party will be liable to any other Party in respect of those matters.

(c)	No oral explanation or information provided by any party to another will:

(i)	affect the meaning or interpretation of this document; or

(ii)	constitute any collateral agreement, warranty or understanding between any of the parties.

5.10	Legal costs

Each party will bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under this document.

5.11	Stamp duty

SQNT will, as between the Parties, be liable for and duly pay all stamp duty (including any fine or penalty) on or relating to this document and any document executed under it.

5315424/1	page 35

Executed as a deed.

Executed by Magellan Petroleum (Eastern) Pty Ltd in accordance with section 127 of the Corporations Act 2001 in the presence of:	) ) ) )

/s/ Mervyn V. Cowie	/s/ Bruce McInnes
Director	Secretary/Director

Mervyn V. Cowie	Bruce McInnes
Name of Director (print)	Name of Secretary/Director (print)

Executed for and on behalf of Santos QNT Pty Ltd by being duly signed sealed and delivered by its duly appointed Attorney in the presence of:	) ) ) )

/s/ Tiffany Jane Travers	/s/ Peter Christoper Wasow
Witness	Attorney

Tiffany Jane Travers	Peter Christopher Wasow
Name of Witness (print)	Name of Attorney (print)

Executed for and on behalf of Vamgas Pty Ltd by being duly signed sealed and delivered by its duly appointed Attorney in the presence of:	) ) ) )

/s/ Tiffany Jane Travers	/s/ Peter Christoper Wasow
Witness	Attorney

Tiffany Jane Travers	Peter Christopher Wasow
Name of Witness (print)	Name of Attorney (print)

5315424/1	page 36

Schedule 3

Purchase Price Allocation

The Parties agree that the Purchase Price is to be apportioned among the individual interests comprising the Nockatunga Sale Interest as follows:

INTEREST	PRICE ALLOCATION
Legal and beneficial interest in the property, plant and equipment arising under the Related Agreements	$5,199,999

ATP 267P	$1,000,000

PL 33, PL 50, PL 51, PL 244, PL 245	$100,000

Related Agreements	$1

PURCHASE PRICE	$6,300,000

5315424/1	page37

Executed as an agreement

Executed by Magellan Petroleum (Eastern) Pty Ltd	) )

/s/ Bruce McInnes	/s/ Mervyn V. Cowie
Company Secretary/Director	Director

Bruce McInnes	Mervyn V. Cowie
Name of Company Secretary/Director (print)	Name of Director (print)

Executed for and on behalf of Magellan Petroleum Australia Limited by its duly authorised attorney in the presence of:	) ) ) )

/s/ Paul Steven Careless	/s/ Mervyn V. Cowie
Witness	Attorney

Paul Steven Careless	Mervyn V. Cowie
Name of Witness (print)	Name of Attorney (print)

Executed for and on behalf of Santos QNT Pty Ltd by its duly authorised attorney in the presence of:	) ) )

/s/ Wendy Roxbee	/s/ Mark Macfarlane
Witness	Signatory
Name:
Wendy Roxbee	Title:	VP Eastern Australia
Name of Witness (print)

Executed for and on behalf of Vamgas Pty Ltd by its duly authorised attorney in the presence of:	) ) )

/s/ Wendy Roxbee	/s/ Mark Macfarlane
Witness	Signatory
Name:
Wendy Roxbee	Title:	VP Eastern Australia
Name of Witness (print)

5315424/1 2001398V1	page 38